Exhibit 11

Simpson Manufacturing Co., Inc. and Subsidiaries

Computation of Earnings Per Common Share

For the Three Years Ended December 31, 2002, 2001 and 2000

Basic Earnings per Share

	2002	2001	2000

Weighted average number of common shares outstanding	24,465,067	24,211,094	24,038,658

Shares issuable pursuant to stock bonus plan	5,000	5,400	6,750

Number of shares for computation of basic net income per share	24,470,067	24,216,494	24,045,408

Net income for computation of basic net income per share	$51,934,147	$40,518,126	$39,374,743

Basic net income per share	$2.12	$1.67	$1.64

Simpson Manufacturing Co., Inc. and Subsidiaries

Computation of Earnings Per Common Share

For the Three Years Ended December 31, 2002, 2001 and 2000

Diluted Earnings per Share

	2002	2001	2000

Weighted average number of common shares outstanding	24,465,067	24,211,094	24,038,658

Shares issuable pursuant to employee stock option plans, less shares assumed repurchased at the average fair value during the period	333,064	408,948	536,170

Shares issuable pursuant to the independent director stock option plan, less shares assumed repurchased at the average fair value during the period	4,418	6,258	8,266

Shares issuable pursuant to stock bonus plan	5,000	5,400	6,750

Number of shares for computation of diluted net income per share	24,807,549	24,631,700	24,589,844

Net income for computation of diluted net income per share	$51,934,147	$40,518,126	$39,374,743

Diluted net income per share	$2.09	$1.64	$1.60